UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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FOX FACTORY HOLDING CORP.
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Supplement to Definitive Proxy Statement
For the 2025 Annual Meeting of Stockholders
To be Held on May 9, 2025

April 25, 2025

Dear Stockholders of Fox Factory Holding Corp.,

On behalf of the Board of Directors of Fox Factory Holding Corp. (the “Company,” ” we,” “us,” or “our”), we are writing to encourage you to vote “FOR” Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) for fiscal year 2024 (the “Say-on-Pay Proposal”), at the Company’s 2025 Annual Meeting of Stockholders, which will be held via webcast on Friday, May 9, 2025, at 1:00 pm Eastern Daylight Time.

Please see page 60 of our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 26, 2025 (the “Proxy Statement”) for our Say-on-Pay Proposal.

The proxy advisory firm Glass Lewis recommended that our stockholders vote “FOR” the Say-on-Pay Proposal in its report published on April 18, 2025.

In contrast, the proxy advisory firm Institutional Shareholder Services (“ISS”) recently recommended that our stockholders vote “against” the Say-on-Pay Proposal, in our view, erroneously identifying pay-performance alignment concerns surrounding program design and equity grant practices.

For the reasons outlined below, and in the Compensation Discussion and Analysis (“CD&A”) beginning on page 27 of the Proxy Statement, the Board of Directors of the Company unanimously recommends that our stockholders vote “FOR” the Say-on-Pay Proposal. We are available to answer any questions as you finalize your vote.

Executive Summary

Inexplicably, ISS recommended “against” the Say-on-Pay proposal, citing the design of the officer pay program that resulted in no incentive payouts for the 2024 performance year (no annual cash incentive, no earning of the 2022-2024 performance share units (PSUs) and no earning of the 2024 portion of the 2024-2026 PSUs). Below we summarize our long track record of pay-performance alignment, recent pay design actions and ISS conclusions.

Long Track Record of Pay-Performance Alignment

As summarized in the CD&A, there are compelling reasons to vote “FOR” the Say-on-Pay Proposal:

1.History of aligning pay with performance has been strongly supported by stockholders
a.In May 2024, stockholders voted in support of Say-on-Pay Proposal by approximately 95%. Stockholder support on the Say-on-Pay Proposal over the last five years (2020 to 2024) averaged 94%.
b.In 2023 and 2024, ISS recommended “FOR” the Say-on-Pay Proposal.
c.This year and in 2023 and 2024, Glass Lewis recommended “FOR” the Say-on-Pay Proposal.

2.Compensation Committee holds the management accountable to performance
a.The Compensation Committee (the “Committee”) held the management strictly accountable to pre-set performance targets – no discretion was applied.

b.No earning (payout 0%) of 2024 performance-based cash bonus (annual, short-term incentive). This was the same outcome as the prior year, 2023.
c.No earning of 2022-2024 PSUs (payout 0%).
d.Forecasted below target payout for the 2023-2025 PSU Award cycle.
e.First year of 2024-2026 PSU Award cycle was not earned (0% payout for 2024 portion).
f.Second year target financial goal of 2024-2026 PSU Award cycle set significantly higher than our 2024 financial actual result with any earned award paid in early 2027.

3.Majority of officers’ target pay is at-risk
a.At-risk officer pay is earned based on the achievement of annual and three-year financial results.
b.The underlying value of earned shares for all the long-term incentive opportunity reflects the value of stock at the end of the performance/vesting period.
c.The CEO’s 2024 target total direct compensation was weighted at 13% base salary / 87% at-risk pay.

4.Long-term emphasis in officer total pay program
a.Most of the CEO’s regular annual target pay (70%) is in the form of at-risk long-term equity incentives that can be earned over three years.
b.The value of any earned long-term incentive awards reflects the stock price at the time of vesting.

5.Multi-year strong alignment of pay and performance – Absolute perspective
a.The CEO’s aggregate three-year Target TDC Opportunity was $21.4 million and three-year Realizable Pay, valued as of the end of fiscal 2024 was $7.9 million, a decline of $13.5 million (or down 63%), reflecting strong pay-performance alignment.
i.Target total direct compensation (“TDC Opportunity”) is the sum of salary, target annual cash bonus and regular annual long-term incentive target equity grant values.
ii.Realizable Pay is the sum of salary (the same as used in the TDC Opportunity), actual annual cash payouts and the value of equity awards. The value of equity awards consists of the estimated payouts of RSUs and PSUs valued at the stock price at the end of fiscal 2024 (1/3/2025).
b.In the most recent year, the Summary Compensation Table (“SCT”) total pay (which includes grant date value of equity awards made during 2024) for the CEO was $7.5 million and Realizable Pay was $2.6 million (due to the direct correlation to our results versus financial goals and our stock price), a decline of $4.9 million (or down 65%), reflecting strong pay-performance alignment.

6.Multi-year strong alignment of pay and performance – relative perspective
a.The CEO’s aggregate three-year Realizable Pay and Total Stockholder Return (“TSR”) were both below the 25th percentile compared to the Pay Peer Group, reflecting strong pay-performance alignment.
b.Due to the timing of availability of Pay Peer Group proxy pay disclosures, the three years covered in this relative comparison are 2021, 2022, and 2023 with the value of equity calculated using the stock price at the end of fiscal 2023.

7.Voluntary forward directional disclosure of 2025 target incentive goals
a.Reinforcing our commitment to aligning pay and performance and providing more information to our stockholders during these challenging market conditions, we included forwarded disclosure regarding 2025 incentive design, including the relationship of the 2025 target incentive goals to our 2024 financial results.
b.Specifically, the CD&A includes this statement, “The 2025 target incentive goals were set significantly higher than our 2024 financial actual results and were based on a Board-approved budget that incorporated forecasts as of the start of 2025 of economic and business conditions for the year.”
c.The higher 2025 target incentive goals apply to all the annual incentive and PSU award opportunities.

Recent Pay Design Actions

As summarized in the CD&A, we made several recent incentive structure changes or incorporated special design features:

1.PSUs maintain three-year cliff vesting with annual financial goals set at the start of each year
a.Due to the current business environment, financial goals for the 2024-2026 PSU Awards are set and assessed independently for each of three one-year performance periods (2024, 2025, and 2026) with goals set early in each performance period and earned shares paid in early 2027.
b.This approach continued for the 2025-2027 PSU Awards and will be evaluated at the start of each year.
c.2024 performance was below the threshold goal for the year, resulting in no award being earned for the first one-third of the 2024-2026 PSU Awards.

2.One-time Revenue Growth Outperformance Awards 2024 were contextually appropriate and were based on a significant performance hurdle
a.In early 2024, the Committee granted approximately 50 leaders, including the NEOs, Revenue Growth Outperformance Awards that could be earned by the end of 2027 if revenue increased by approximately 50% from 2023-year end revenues of $1.46 billion to $2.2 billion, rising significantly above our all-time high revenues in 2022 of $1.6 billion.
b.In no event could earned shares vest sooner than three years (in early 2027) and the award opportunity, if not earned, would expire at the end of 2027.
c.For the NEOs, the award opportunities were set to be meaningful but less than the regular annual LTI awards and varied from $350,000 to $1.25 million (CEO) and reflected binary awards (all or nothing, with no potential to earn a higher amount).
d.Objectives of the award were to drive long-term stockholder values as part of the transformation through an outperformance incentive to a broader group under a “one Fox” culture to enhance energy, focus, and retention with the award only earned if the Company achieved accelerated organic revenue growth over the next four years.
e.Awards were made in March 2024; however, due to significant declines in customer/OEM demand later in the year, at the end of 2024, the revenue growth outperformance goal was deemed improbable to be achieved with no expense being accrued.
f.The Company did not make this type of award in 2025.

3. 2025 annual incentive is one-half cash (typical design) and one-half two-year PSUs (special design)
a.A broad group of executives had an elective choice to make an irrevocable election to receive 50% of the 2025 annual incentive award in cash and the other 50% in a two-year PSU at 200% of the value for this portion of the award. All the NEOs irrevocably elected to participate in this plan.
b.The higher performance-based award opportunity for the two-year PSU reflects the doubling of the vesting period duration (change from a one-year vesting period to two years) providing executives the opportunity to earn shares for performance subject to continued employment for two years.
c.The earned cash award will be paid in early 2026 and earned PSU shares will vest in early 2027.

ISS Conclusion

ISS Positives

ISS cited these positive points: “A qualitative review reveals positive aspects of the pay program, including:
1.Pay outcomes that appropriately reflect sustained company underperformance.
2.Specifically, the CEO's annual incentive was fully based on the pre-set financial measure and
3.No payouts were earned this year.
4.The company also disclosed that target goal levels for FY25 have been set significantly higher than FY24 results.
5.Also in-line with company performance, the closing cycles PSUs were forfeited.”
6.ISS also highlighted that “LTI was half performance conditioned”.

ISS Concerns and Our Commentary

As stated in its report for the Say-on-Pay Proposal vote recommendation, ISS cited these concerns:

1.“ISS' quantitative screen yields a High concern level, indicating a misalignment between CEO pay and company performance.” We disagree with ISS. When pay and performance are both measured based on outcomes, the CEO’s pay (Compensation Actually Paid (“CAP”) and Realizable Pay) is strongly aligned with performance over the commensurate period.
a.SCT pay holds constant most of target pay at the grant value of equity value and therefore is not a fair comparison to performance results.
b.Instead, pay-performance assessments need to compare performance results to pay results – commonly CAP and Realizable Pay, as summarized below, which include the impact of financial and TSR performance that determines whether the incentive awards are earned and, if so, the value of equity at that time.
c.Comparing CEO pay and company performance:
ISS uses SCT total pay which is not intended to be used for comparing pay to performance. The SEC codified this reality by issuing disclosure rules for Pay vs Performance, which compares annual CAP (which is pay that is impacted by performance) to annual TSR at the company and a peer group and company annual financial results, as shown below.
d.Pay vs Performance:
i.This is the SEC-mandated section that requires a five-year history of CAP, TSR and financial results.
ii.An excerpt from page 52 of the Proxy Statement is below showing the most recent three years of CEO pay (SCT and CAP) and Company performance.
iii.CEO pay outcomes, as reflected by CAP, are aligned with the stockholder experience.
iv.For 2024, CEO SCT-pay was $7.5 million, and CAP was $0.3 million.
v.This follows 2023 when CEO SCT-pay was $6.0 million, and CAP was $2.3 million and for 2022 with SCT-pay of $7.7 million versus CAP of negative $0.8 million.
$ in thousands

Year	CEO SCT Total (1)	CEO Compensation Actually Paid	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (2)		Net Income	Adjusted EBITDA(3)
			FOXF	Peer Group
2024	$ 7,506	$ 322	$ 43.24	$ 161.48	$ 6,512	$ 167,013
2023	$ 6,034	$ 2,385	$ 96.70	$ 215.12	$ 120,837	$ 261,048
2022	$ 7,701	$ (784)	$ 130.74	$ 140.79	$ 205,278	$ 321,831

(1)This is the total compensation, as depicted in the SCT above, for our CEO, Mr. Dennison.

(2)Our total stockholder return assumes the investment of $100 in our common stock December 31, 2019 through and including the end of the fiscal year for which total stockholder return is depicted.
(3)Adjusted EBITDA is equal to FOX’s net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition, and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and costs related to tax restructuring initiatives.

e.Realizable Pay:
i.On both absolute and relative perspectives, CEO pay has been aligned with performance, as discussed above in the “Long Track Record of Pay-Performance Alignment” section, numbered bullets 5 and 6.
ii.For 2024, CEO’s SCT-pay was $7.5 million versus 2024 Realizable Pay of $2.6 million, resulting in pay down 65% directionally and materially commensurate with TSR down 55%.

2.“Added a feature for the FY25 [annual incentive] program allowing for half of the award value doubling for election of payout in PSUs.” This design changes a portion of the annual incentive award from one-year cash to a two-year PSU equity award opportunity. Since this was a voluntary decision by executives, this 2025 special design feature is analogous to executives electing to “buy in” by electing to exchange a portion of their annual cash opportunity for equity with a Company match. This is a design we will discuss in detail in next year’s proxy filing, since it is applicable to 2025 and not part of 2024 pay.

3.“LTIP design changes reduce the long-term aspect of the program”. We disagree with ISS. The PSU design continues to assess financial goals over a three-year period with earned shares, if any, vesting on a cliff basis. As such, there is no change in the long-term orientation of the PSU award opportunity. Due to the current business environment, financial goals for the 2024 PSU Awards are set and assessed independently for each of three one-year performance periods (2024, 2025, and 2026) with goals set early in each performance period and earned shares paid in early 2027. The use of three one-year goals, with earned shares vesting after completion of the three-year period, reflects an approach used by hundreds of other companies during times of heightened business and industry uncertainty.

4.“Company did not disclose whether the annual tranches for the PSUs will require year-over-year improvement.” We disclose that 2025 target incentive goals are higher than 2024 actual results. Specifically, both the annual incentive and PSU award opportunities for 2025 have target financial goals that are significantly higher than 2024 actual results. As is common market practice, our approach is to set appropriate incentive goals for the performance period. Our decision this year of including directional forward goal disclosure of outstanding incentives is an uncommon practice. We included this information to reinforce the rigor of our goals and ongoing pay-performance alignment during a time of challenging business and industry conditions.
a.In moving to this goal setting structure, we continue to adhere to our goal setting principles, as specified in the CD&A on page 31, in the section Performance Measure Selection and Goal Setting.
b.The rigor of our PSU incentive design, including the annual tranche approach used for 2024 awards, was, again, demonstrated by the pay-performance alignment of the 2024 incentive payouts – no payouts for the 2022-2024 PSU Awards and no amount earned for the 2024 portion of the 2024-2026 PSU Awards.

5.“Underlying number of shares for the CEO’s annual LTI award more than doubled to maintain a sizable grant value amid sustained shareholder losses.” Consistent with typical market practice for public companies of comparable size, we determine the number of shares to grant based on the market-based target award value and our stock price at grant. This approach was applied when our stock price was higher than the current price resulting in a lower number of shares being granted to deliver the target grant values.

As covered above, the Company has strong alignment between pay and performance that is achieved by emphasizing performance-based incentive plans with payouts directly aligned to financial results and the stockholder experience. We find it contradictory for ISS to criticize these incentive designs that, in fact, demonstrate the ongoing pay-performance sensitivity and stockholder alignment of the officer pay program during challenging business and industry conditions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

We appreciate your historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. The Proxy Statement, this supplemental proxy material, any other supplemental proxy material, and our 2024 Annual Report are available at www.proxydocs.com/FOXF (using the control number included in our notice of internet availability of proxy materials, on your proxy card or in the instructions that accompanied your proxy materials), as well as on our website at http://investor.ridefox.com.

If you already voted and would like to change or revoke your vote on Proposal 3, please refer to the disclosure in the Proxy Statement under “Questions and Answers about this Proxy Statement and the Annual Meeting—May I revoke or change my vote?” for information on how to do so.

Sincerely,

Elizabeth A. Fetter
Chair, Compensation Committee